EXHIBIT 99.2
     LodgeNet Entertainment Corporation (“LodgeNet”), through its wholly-owned subsidiary, LodgeNet StayOnline, Inc., acquired substantially all of the operating assets of StayOnline Inc. (“StayOnline”) as of February 1, 2007, in a cash transaction. LodgeNet did not assume any of the debt of StayOnline except for certain trade payables associated with normal business operations. The following unaudited pro forma statement of operations gives effect to the acquisition of StayOnline by LodgeNet. The unaudited pro forma combined statement of operations is based on the individual statements of operations of LodgeNet and StayOnline and combines the results of operations for the six months ended June 30, 2007, as if the acquisition had occurred as of January 1, 2007. These unaudited pro forma financial statements should be read in conjunction with the historical audited financial statements and notes thereto in LodgeNet’s Annual Report on Form 10-K for the year ended December 31, 2006, the audited financial statements and notes thereto and the pro forma financial statements in LodgeNet’s current report on Form 8-K/A filed on April 13, 2007 related to the acquisition of StayOnline, the audited financial statements and notes thereto and the pro forma financial statements in LodgeNet’s current report on Form 8-K/A filed on June 18, 2007 related to the acquisition of Ascent Entertainment Group, Inc., and the unaudited financial statements and notes thereto in LodgeNet’s quarterly reports on Form 10-Q for the periods ended March 31, 2007 and June 30, 2007.
     The pro forma information is presented for illustrative purposes only and is not indicative of the operating results or financial position that would have occurred if the acquisition had been consummated at the beginning of the period presented, nor is it indicative of future operating results. The unaudited pro forma combined financial statements include adjustments that reflect our preliminary estimates of the allocation of the purchase price of the acquired assets and assumed liabilities of StayOnline. The purchase price allocation used in the pro forma information is preliminary and subject to change pending completion of the purchase price allocation analysis. The pro forma adjustments are based on information available at the time of this filing.
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LodgeNet Entertainment Corporation
Unaudited Statements of Operations (Dollar amounts in 000s)
Six Months Ended June 30, 2007

	LodgeNet
	Entertainment			Pro Forma	Pro Forma
	Corporation	StayOnline, Inc.		Adjustments	Combined
Revenues
Guest Pay	$194,549	$—			194,549

Other	15,674	1,527			17,201

Total revenues	210,223	1,527	—		211,750

Costs and expenses:
Direct costs
Guest Pay	95,112	—			95,112

Other	10,395	1,235			11,630

Operating expenses
Guest Pay operations	23,832	—			23,832

Selling, general and administrative	23,963	1,101			25,064

Depreciation and amortization	49,688	—	(1)	77	49,765

Restructuring expense	2,738	—			2,738

Other operating income, net	(895)	—		—	(895)

Total costs and operating expenses	204,833	2,336			207,246

Operating income (loss)	5,390	(809)			4,504

Other income and expenses:
Loss on early retirement of debt	(22,170)	—			(22,170)

Interest expense	(17,786)	(164)	(2)	164	(17,786)

Minority interest in income of subsidiary	165	—			165

Other income	564	—			564

Income (loss) before income taxes	(33,837)	(973)			(34,723)

Provision for income taxes	(222)	—			(222)

Net loss	$(34,059)	$(973)			$(34,945)

Net income per common share:

Basic and diluted					$(1.57)

Weighted average shares outstanding:

Basic and diluted					22,311,046

(1)	Amortization of intangibles based on economic life of assets.

(2)	Reduction of interest expense related to StayOnline debts not acquired and not assumed.